Exhibit 10.1

SPONSORED RESEARCH AGREEMENT 20212174

THIRD AMENDMENT

This Third Amendment to this Agreement is entered into as of the date of last signature below, by and between The Regents of the University of California, on Behalf of its Los Angeles Campus, having an address at 10889 Wilshire Blvd, Suite 920 Los Angeles, CA 90095-7191 (“University”), and NewHydrogen, Inc., having an address at 27936 Lost Canyon Road, Suite 202, Santa Clarita, CA 91387 (“Sponsor”).

WHEREAS, University and Sponsor entered into a Sponsored Research Agreement on December 14, 2020 and previously amended on March 1, 2021 and June 16, 2021 (“Agreement”);

WHEREAS, University and Sponsor wish to amend the Agreement as set forth below (“THIRD Amendment”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, University and Sponsor agree as follows:

1.	Section 2.2 – “Term” is deleted in its entirety and replaced with the following:
January 1, 2021 to December 31, 2025

2.	Section 4 – “Research Funding” is deleted in its entirety and replaced with the following:
The cost to Sponsor for University’s performance hereunder will be $2,797,368.

3.	Exhibit A – “Scope of Work” shall be supplemented with “Exhibit A-3” attached.

4.	Exhibit B – “Payment Schedule” shall be supplemented with “Exhibit B-3” attached.

All other terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Third Amendment by their duly authorized representatives for good and valuable consideration.

SPONSOR		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, ON BEHALF OF ITS LOS ANGELES CAMPUS

	(Signature)		(Signature)

By:		By:	Amir Naiberg

Date:		Date:

(Signature)

		By:	Karla Zepeda

Date:

Exhibit A-3

Supplemental Statement of Work

Development of Efficient and Stable Hydrogen Production via PEM and AEM Electrolyzer

Yu Huang, Department of Materials Science and Engineering, UCLA

Figure 1. Road map of hydrogen production from near term to long term and the estimated plant capacity for reach type of the production suggested by DOE. https://www.eia.gov/energyexplained/hydrogen/production-of-hydrogen.

1.	BACKGROUND AND MOTIVATION

Global CO2 emissions from the consumption of fossil oil have increased dramatically from 22,188.5 million tons in 1995 to 33,508.4 million tons in 2015, with an annual average rate of 2.1%.1 In current global energy consumption, fossil fuel-based energies still provide approximately 86.0% of the global total energy needs.1,2 To solve this problem, hydrogen, an attractive energy carrier with high energy density (140 MJ/kg) which is more than two times higher than typical solid fuels (50 MJ/kg), has been recognized as a promising alternative to replace fossil oil used in the industry and transportation.3 In addition, hydrogen has versatile significant applications in the traditional industry such as petroleum refinement, ammonia fertilizer, metal refinement, and heating.4 Demand for hydrogen in the United States is projected to grow from 60 million to nearly 700 million metric tons from now to the mid-century, even without considering the rapid development of fuel cell electric vehicles.4 The Hydrogen Council has made a comprehensive assessment of the future potential impact of the hydrogen economy. In the report, hydrogen energy is believed to be able to meet 18% of the world’s energy demand, create a $2.5 trillion market, and reduce carbon dioxide emissions by 40–60% in transportation, industry, and residential.5 Although hydrogen is a renewable “carbon-zero” fuel, 96% of the current hydrogen is produced from the steam reforming of nonrenewable fossil fuels (methane, coal, and oil) with high energy consumption and CO2 emission.6 Moreover, due to the nature of the steam reforming reaction, impurities such as CO or H2S are inevitable in the produced H2. Trace amounts of such impurities can severely poison the platinum (Pt) based catalysts currently used in proton exchange membrane fuel cells (PEMFCs).7,8 Therefore, combined with renewable energy, electrochemical and photoelectrochemical hydrogen production has attracted considerable interest worldwide as the alternative, environmentally friendly long-term pathway to produce high purity H2 on a large scale, as suggested by the Department of Energy (DOE) in the United States (Figure 1).

Currently, there are two main technologies for commercial electrochemical hydrogen production, the alkaline water electrolyzer (AWE), and the proton exchange membrane water electrolyzer (PEMWE). The PEMWE, which always features a membrane with high proton conductivity as the electrolyte and the noble metal as the catalysts, exhibit higher water splitting efficiency (2000 mA/cm2 under 2.1 V) compared with that of AWE (400 mA/cm2 under 1.85-2.2 V).9 On the other hand, non-precious metal based OER catalyst (Ni, Fe, Co, etc. and single-atom Ni-NC catalysts), can deliver comparable performance to the precious metal catalysts in the alkaline condition, while HER becomes more limiting.10,11 Meanwhile, the low-cost and durable anion exchange membrane (AEM) technique is being rapidly developed to commensurate the advantages of catalyst cost in alkaline conditions.12,13

2.	Challenges and Approaches

2.1	Catalysts development

For the anode side of the PEMWE, the most well-accepted catalyst is Ir-based materials. The high oxygen evolution reaction (OER) activity and acceptable durability in acidic conditions at high current density make Ir-based materials nearly the only choice for anode catalysts. Substantial studies have been done on Ir-based material catalyzed OER, including metallic iridium14, iridium oxides15, iridium alloys16, and iridium-doped single atom catalysts17. Nevertheless, current Ir-based materials still suffer from limited activity and poor long-time durability15. Moreover, At an industrially-practical level, the iridium demand is evaluated as a potential bottleneck for large-scale PEM water electrolysis18. According to Fig. 1, at innovation scenarios (0.05 gIr kW-1, 2035 target), the cumulative iridium demand can be greatly reduced from around 80 tons to around 20 tons by 2070 compared to conservative scenarios (0.33 gIr kW-1, 2020 target). However, the current operating cost is 0.67 gIr kW-1 by 202019-20. Reducing or replacing the iridium loading (i.e., improving the OER mass activity of iridium) for hydrogen production is one of the most significant goals of water electrolysis study.

2.2	Catalyst Production Scaling

The typical synthetic route developed by our lab mainly features a one-pot hydrothermal and post-annealing method, which is naturally feasible for large-scale catalyst production. The potential problem during the scaling-up is controlling the homogeneity of the catalyst, i.e., when the reactant amount increase, the diffusion issue is stressed, and the local concentration and temperature of the reactant can change. Upgrading the reactor vessel with a stirrer and precise temperature control is an ideal way to solve the problem. In the funding period, we will scaling the non-Ir based CoNi2O4 based catalysts and the Pt-NiOH catalysts system and test their performance in PEMWE and alkaline WE conditions.

Figure 2. Results of scenario analysis. Annual and cumulative iridium demand for PEMWE and resulting iridium demand from external sources when considering the use of available closed-loop recycling material: (a) conservative scenarios with iridium catalyst loading of 0.33 g kW−1; (b) innovative scenarios with initial iridium catalyst loading of 0.33 g kW−1 reduced to 0.05 g kW−1 by 2035. Adapted from ref 5.

3	Cell design and optimization

3.1	Gas-liquid two-phase transport at liquid/gas diffusion layers

Fig. 3a shows a typical single-cell PEMEC, which consists of 1) plate, 2) flow channels, 3) liquid/gas diffusion layers (LGDL), 4) catalyst layers (CL), and 5) the PEM.22 This is very similar to the PEMFC but with reverse gas/liquid transport direction and hence has different requirements in designing the cell. During the operation, the ultrapure water is fed into the flow channel at the anode, transports across the porous LGDL, and electrochemically split into oxygen and hydrogen at the CL. The generated gas then diffuses out through the LGDL. Because of the complexity of electrode structures and material properties, the liquid water transport in the LGDL is one of the most challenging issues in PEMECs and plays an important role in cell optimization and design. In particular, the performance and efficiency of a PEMEC are tightly related to the porosity, contact angle, and thickness of the gas-liquid two-phase diffusion layers.22,23

Porosity is defined as the ratio of the total volume of pores to the total volume of the LGDL. A higher porosity allows more efficient mass transport of both liquid and gas to deliver higher cell performance (Fig. 3b). Besides the total pore volume ratio, the size distribution, and spatial distribution of pores are critical for mass transport. Porous nanostructures with aligned mass transport channels have higher mass transport efficiency. Our lab has previously studied the fabrication of graphene-based 3D mesoporous structures with great performance in Lithium batteries due to high charge transfer and mass transfer properties.24 The same technique could be implanted to replace the current commercial LGDL to develop high-porosity LGDL. A systematical investigation of porosity will be conducted with the 3D graphene hydrogel.

Figure 3. a) Three-dimensional geometry schematic of a typical single cell PEMEC. Performance of PEMEC with different LGDL b) porosity; c) contact angle and d) thickness. Adapted from Ref 22.

Contact angle represents the hydrophilicity of LGDL and significantly impacts the liquid water transport and gas bubble transport inside the LGDL. In general, LGDL with a lower contact angle has a higher affinity to water and lower affinity to gas, leading to faster water flood to the catalyst layer, and gas bubbles emit into the flow channel (Fig. 3c).22,25,26 Therefore, the LGDL has to consist of hydrophilic materials instead of hydrophobic materials. This is highly different from the PEMFC where the hydrophobic LGDL is preferred to drive gas in and water out. Current LDGL is more based on mesoporous carbon paper and thus always has a high contact angle. Alternative materials have to be considered to replace the current carbon fiber weaved LGDL.

One proposed method is to use partly oxidized or sulfonated carbon nanotube and graphene to tailor the surface hydrophilicity. An alternative method could be using porous SiO2 nanoparticles to modify the carbon paper surface.

The thickness of LGDL controls the diffusion length and the ohmic resistance. In principle, the small thickness of LGDL significantly decreases the resistance and enhances the mass transport rate at the high current level (Fig 3d). Therefore, the optimized thickness of LGDL has to be controlled.

3.2	Ion exchange membrane.

The PEM has been well commercialized and the Nafion series membrane has outstanding conductivity, stability, and mechanical strength among all the commercialized membranes. PEM’s thickness controls the proton transfer and prevents the gas crossover. Therefore, an optimized thickness has to be achieved. Although thickness below 25 mm significantly decreases the charge transfer resistance on the other hand increases the possibility for H2/O2 crossover, especially under high operating temperature and pressure. Compared with the PEM, the AEM is still under lab-scale R&D due to its instability. The most well-known AEM consists of quaternary ammonium ion-exchange-group-containing polymers, which will undergo rapid degradation under the concentrated alkaline electrolyte due to the irreversible Hofmann elimination.27 Moreover, the current AEM also suffers from low conductivity and mechanical strength.

3.3	Catalysts layer

Preventing the degradation of the anode catalyst layer is a highly challenging part of assembling a stable PEMEC. Typically, carbon-based substrates on the anodic catalysts layer will undergo severe dissolution under high operating current and potential. To avoid using expensive metals such as Au and Ti as the protecting layer, the one hand, we are looking for conductive but anti-oxidative materials such as graphene and MoS2. On the other hand, with catalysts development and advanced cell design, we can achieve the target current density (2 mA/cm2 below 1.7 V) then the oxidative degradation effect will be minimized.

References

1	Dong, K., Dong, X. & Jiang, Q. How renewable energy consumption lower global CO2 emissions? Evidence from countries with different income levels. The World Economy 43, 1665-1698, (2020).
2	Acheampong, A. O. Economic growth, CO2 emissions and energy consumption: What causes what and where? Energy Economics 74, 677-692, (2018).
3	Chi, J. & Yu, H. Water electrolysis based on renewable energy for hydrogen production. Chinese Journal of Catalysis 39, 390-394, (2018).
4	Guerra, O. J., Eichman, J., Kurtz, J. & Hodge, B.-M. Cost Competitiveness of Electrolytic Hydrogen. Joule 3, 2425-2443, (2019).
5	Miller, E. L. et al. US Department of Energy hydrogen and fuel cell technologies perspectives. MRS Bulletin 45, 57-64, (2020).
6	Shiva Kumar, S. & Himabindu, V. Hydrogen production by PEM water electrolysis – A review. Materials Science for Energy Technologies 2, 442-454, (2019).
7	Narusawa, K. et al. Deterioration in fuel cell performance resulting from hydrogen fuel containing impurities: poisoning effects by CO, CH4, HCHO and HCOOH. JSAE Review 24, 41-46, (2003).
8	Kopasz, J. P. Fuel cells and odorants for hydrogen. International Journal of Hydrogen Energy 32, 2527-2531, (2007).
9	Vincent, I. & Bessarabov, D. Low cost hydrogen production by anion exchange membrane electrolysis: A review. Renewable and Sustainable Energy Reviews 81, 1690-1704, (2018).
10	Song, J. et al. A review on fundamentals for designing oxygen evolution electrocatalysts. Chemical Society Reviews 49, 2196-2214, (2020).
11	Wan, C., Duan, X. & Huang, Y. Molecular Design of Single-Atom Catalysts for Oxygen Reduction Reaction. Advanced Energy Materials 10, 1903815, (2020).
12	Leng, Y. et al. Solid-State Water Electrolysis with an Alkaline Membrane. Journal of the American Chemical Society 134, 9054-9057, (2012).
13	Abbasi, R. et al. A Roadmap to Low-Cost Hydrogen with Hydroxide Exchange Membrane Electrolyzers. Advanced Materials 31, 1805876, (2019).

14	Kim, E.-J. et al. Stabilizing role of Mo in TiO2-MoOx supported Ir catalyst toward oxygen evolution reaction. Applied Catalysis B: Environmental 280, 119433, (2021).
15	Cheng, Z., Pi, Y., Shao, Q. & Huang, X. Boron-doped amorphous iridium oxide with ultrahigh mass activity for acidic oxygen evolution reaction. Science China Materials 64, 2958-2966, (2021).
16	Xu, J. et al. Strong Electronic Coupling between Ultrafine Iridium–Ruthenium Nanoclusters and Conductive, Acid-Stable Tellurium Nanoparticle Support for Efficient and Durable Oxygen Evolution in Acidic and Neutral Media. ACS Catalysis 10, 3571-3579, (2020).
17	Shi, Z. et al. Confined Ir single sites with triggered lattice oxygen redox: Toward boosted and sustained water oxidation catalysis. Joule 5, 2164-2176, (2021).
18	Minke, C., Suermann, M., Bensmann, B. & Hanke-Rauschenbach, R. Is iridium demand a potential bottleneck in the realization of large-scale PEM water electrolysis? International Journal of Hydrogen Energy 46, 23581-23590, (2021).
19	Bernt, M., Siebel, A. & Gasteiger, H. A. Analysis of Voltage Losses in PEM Water Electrolyzers with Low Platinum Group Metal Loadings. Journal of The Electrochemical Society 165, F305-F314, (2018).
20	Stiber, S. et al. Porous Transport Layers for Proton Exchange Membrane Electrolysis Under Extreme Conditions of Current Density, Temperature, and Pressure. Advanced Energy Materials 11, 2100630, (2021).
21	Zhao, Z. et al. Graphene-nanopocket-encaged PtCo nanocatalysts for highly durable fuel cell operation under demanding ultralow-Pt-loading conditions. Nature Nanotechnology, (2022).
22	Han, B. et al. Modeling of two-phase transport in proton exchange membrane electrolyzer cells for hydrogen energy. 42, 4478-4489, (2017).
23	Zhang, T. et al. Relationship of local current and two-phase flow in proton exchange membrane electrolyzer cells. Journal of Power Sources 542, 231742, (2022).
24	Sun, H. et al. Three-dimensional holey-graphene/niobia composite architectures for ultrahigh-rate energy storage. 356, 599-604, (2017).
25	Iwata, R. et al. Bubble growth and departure modes on wettable/non-wettable porous foams in alkaline water splitting. Joule 5, 887-900, (2021).
26	Angulo, A., van der Linde, P., Gardeniers, H., Modestino, M. & Fernández Rivas, D. Influence of Bubbles on the Energy Conversion Efficiency of Electrochemical Reactors. Joule 4, 555-579, (2020).
27	Henkensmeier, D. et al. Overview: State-of-the Art Commercial Membranes for Anion Exchange Membrane Water Electrolysis. Journal of Electrochemical Energy Conversion and Storage 18, (2020).

Exhibit B-3

Supplemental Payment Schedule

The additional funding provided by this Third Amendment shall be paid as follows:

January 1, 2023*:	$300,000
January 1, 2024:	$300,000
January 1, 2025:	$300,000

*The January 1, 2023 invoice shall also include $98,846 which was funded under the Second Amendment. The total invoice for January 1, 2023 shall be $398,846.